EXHIBIT 10.2

EXPLANATORY NOTE: “*” INDICATES THE PORTION OF THIS EXHIBIT
THAT HAVE BEEN OMITTED AND SEPARATELY FILED WITH
THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

BROWN SHOE COMPANY, INC.

INCENTIVE AND STOCK COMPENSATION PLAN OF 2002
(as Amended and Restated)

PERFORMANCE AWARD AGREEMENT
Fiscal 2009 to 2011

You have been selected by the Compensation Committee of the Brown Shoe Company, Inc. Board of Directors (the “Committee”) to be a Participant in the Performance Award Plan under the Incentive and Stock Compensation Plan of 2002, as Amended and Restated (the “Plan”) of Brown Shoe Company, Inc. (the “Company”), as specified below:

Participant:

Performance Award:
Target Award – Number of Performance Shares
   shares of Company common stock
Form of Payment:  shares of Company common stock

Performance Period:  the Company’s Fiscal Years 2009 through 2011

Performance Measures:  As described on Attachment A

Minimum Performance Level: As described on Attachment A.

Maximum Award Value:  150% of Target Award

Vesting:  January 28, 2012  (last day of fiscal 2011)

THIS AWARD AGREEMENT, effective March 23, 2009, represents the grant of Performance Shares (“Performance Shares”) as identified above (the “Award”) by the Company to the Participant named above, pursuant to the provisions of the Plan.

The Plan provides a complete description of the terms and conditions governing the Award.  If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.  All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.  The parties hereto agree as follows:

1.   Performance Period.  The Performance Period shall be as specified above.

2.   Value of Award.  The Award shall represent and have a Maximum Award Value as specified above.

3.   Earning the Award; Certification of Performance and Percent Earned.  The Award shall be “earned” following the end of the Performance Period, as of the date the Committee shall determine and certify: (a) whether the Minimum Performance Level has been satisfied; (b) and if so, the percent of the Award that has been earned in accordance with the Performance Payoff Profile (on Attachment A) (the “Percent Earned”), but in no event  more than the Maximum Award Value; and (c) as to the determinations pursuant to (a) and (b), subject to the Committee’s right to exercise its discretion to reduce the Company’s level of performance based on the quality of earnings.  All calculations as to the Performance Measures shall be subject to the Committee’s right, pursuant to Section 14.2 of the Plan, to make adjustments for unusual or nonrecurring events.

4.   Vesting, Amount Payable and Payment of the Award.

        (a) Unless this Award is sooner terminated in accordance with Section 5, this Award shall be vested in the Participant as of the Vesting Date and shall be payable within sixty (60) days following the Vesting Date subject to Participant’s continued employment through the date actual payment is made. If you do not meet these conditions at any time, this Award shall be forfeited.

        (b) The amount payable to the Participant shall be determined by multiplying the Percent Earned by the Target Award specified.

5.   Termination Provisions.

        (a)  If, pursuant to Section 3, the Committee certifies that the Minimum Performance Level has not been achieved, this Award shall immediately terminate and no longer be of any effect.

        (b)  If a Participant retires at normal retirement date or retires at an early retirement date with the approval of the Committee (each being “Retirement”); suffers a permanent Disability; or dies prior to the Vesting Date, the Committee, in its sole discretion, may determine that the Participant (or Participant’s beneficiary in the event of death) shall be eligible for a pro-rated portion of the Amount Earned, with such proration to be based on the number of full months of continued active employment by Participant during the Performance Period as a percent of the total number of months in the Performance Period.  If the Committee does determine that this award shall be payable pursuant to the prior sentence, then payment shall be made in accordance with Section 4.  In the event of participant’s Retirement, payment, if at all, shall occur only if the Committee’s determination to allow for pro-rated payment has been made prior to the date of Retirement and only at the time set forth in Section 4.

6.   Dividends.  The Participant shall have no right to any dividends that may be paid with respect to shares of Company stock until any such shares are vested and earned.

7.   Change in Control.  If a Participant is employed by the Company on the date of a Change in Control, subject to Article 2.7 and Article 13 of the Plan, in the event of the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchange, the Award shall be deemed to have been fully earned for the entire Performance Period and fully vested as of the effective date of the Change in Control; and based upon an assumed achievement of all relevant targeted performance goals, the Award shall be payable in the amounts or at the level provided by the above-referenced provisions of the Plan within thirty (30) days following the effective date of the Change in Control

8.   Recapitalization.  Subject to Article 4.2 of the Plan, in the event that there is any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class and/or price of the Company’s Common Stock subject to this Award, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Performance Shares subject to this Award shall always be a whole number.

9.   Tax Withholding.  The Committee shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Award.  In satisfaction of such requirements, the Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold from the payment of the Award: (a) shares of Company Common Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction (“Withholding Amount”); and/or (b) cash equal to the Withholding Amount on the Cash component; (c) a combination of (a) and (b).  All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

10.   Clawback.  Any payouts will be subject to recovery if it is determined that the Participant personally and knowingly engaged in practices that materially contributed to the circumstances that led to the restatement of the Company’s financial statements.

11.   Nontransferability.  This Agreement as well as the rights granted thereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

12.   Administration and Discretion.  This Agreement and the rights of the Participant hereunder are subject to all terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant.  The committee specifically reserves the right to exercise negative discretion as to the amount payable under the award based on the quality of the Company’s earnings.

13.   Miscellaneous

(a)
This Award Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Award Agreement interfere in any way with the Company’s right to terminate his or her employment at any time.

(b)
The Committee and/or the Company’s Board of Directors may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award Agreement without the Participant’s written consent.

(c)	This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)
To the extent not preempted by Federal law, this Award Agreement shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflicts of laws principles, which might otherwise apply.  Any litigation arising out of, in connection with, or concerning any aspect of the Plan or this Award Agreement shall be conducted exclusively in the State or Federal courts in Missouri.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of March 23, 2009.

BROWN SHOE COMPANY, INC.

By:	/s/ Sarah Stephenson
Sarah Stephenson
Vice President - Total Rewards

Dated:	April 30, 2009

PARTICIPANT

Dated:

ATTACHMENT A
to Brown Shoe Company, Inc.
Performance  Award Agreement-
for Performance Period of Fiscal Years 2009-2011_

1.	PERFORMANCE MEASURES
The Performance Measures for this Award shall be:  (a) Adjusted EPS and (b) Adjusted EBITDA as a Percentage of Average Net Assets.

Each of these Performance Measures is a non-GAAP measure, to be calculated with respect to the Performance Period, based on the following:

(i)	Adjusted EPS- cumulative consolidated diluted earnings per share for the period, as adjusted (i.e. increased or decreased) for special charges and recoveries;

(ii)	Adjusted EBITDA - Earnings Before Interest, Taxes, Depreciation and Amortization for the period, as adjusted for special charges and recoveries;

(iii) Average Net Assets- to be averaged based on month-end Net Assets during the period.  Net Assets will be calculated as the sum of working capital, property and equipment, net and capitalized software (net).

(iv) Adjusted EBITDA as a Percent of Net Assets (referenced as “EBITDA as a % Net Assets” in the payoff profile) - Adjusted EBITDA divided by Average Net Assets for comparative periods.

2.	MINIMUM PERFORMANCE LEVEL - Cumulative Adjusted EPS of $* over the Performance Period

Brown Shoe Company
3 Year Performance Plan

Adjusted Earnings per Share - the cumulative EPS (as adjusted for special items) over the three-year measurement period.

EBITDA- earnings before interest, taxes, depreciation and amortization, adjusted for non-recurring items

Net Assets - average monthly net assets, where net assets are net property and equipment , capitalized software and working capital.

3 Year measurement period EBITDA as a % of Net Assets would be the average of each of the respective 3 year EBITDA as a % of Net Assets calculations.

EBITDA as % Net Assets

Greater Than	*%	40.0%	51.7%	63.3%	75.0%	86.7%	98.3%	110.0%	122.5%	135.0%	147.5%	150.0%
	*%	39.0%	50.7%	62.3%	74.0%	85.7%	97.3%	109.0%	121.5%	134.0%	146.5%	150.0%
	*%	38.0%	49.7%	61.3%	73.0%	84.7%	96.3%	108.0%	120.5%	133.0%	145.5%	150.0%
	*%	37.0%	48.7%	60.3%	72.0%	83.7%	95.3%	107.0%	119.5%	132.0%	144.5%	150.0%
	*%	36.0%	47.7%	59.3%	71.0%	82.7%	94.3%	106.0%	118.5%	131.0%	143.5%	150.0%
	*%	35.0%	46.7%	58.3%	70.0%	81.7%	93.3%	105.0%	117.5%	130.0%	142.5%	150.0%
	*%	34.0%	45.7%	57.3%	69.0%	80.7%	92.3%	104.0%	116.5%	129.0%	141.5%	150.0%
	*%	33.0%	44.7%	56.3%	68.0%	79.7%	91.3%	103.0%	115.5%	128.0%	140.5%	150.0%
	*%	32.0%	43.7%	55.3%	67.0%	78.7%	90.3%	102.0%	114.5%	127.0%	139.5%	150.0%
	*%	31.0%	42.7%	54.3%	66.0%	77.7%	89.3%	101.0%	113.5%	126.0%	138.5%	150.0%
	*%	30.0%	41.7%	53.3%	65.0%	76.7%	88.3%	100.0%	112.5%	125.0%	137.5%	150.0%
	*%	25.0%	36.7%	48.3%	60.0%	71.7%	83.3%	95.0%	107.5%	120.0%	132.5%	145.0%
	*%	20.0%	31.7%	43.3%	55.0%	66.7%	78.3%	90.0%	102.5%	115.0%	127.5%	140.0%
	*%	15.0%	26.7%	38.3%	50.0%	61.7%	73.3%	85.0%	97.5%	110.0%	122.5%	135.0%
Less Than	*%	10.0%	21.7%	33.3%	45.0%	56.7%	68.3%	80.0%	92.5%	105.0%	117.5%	130.0%
		*	*	*	*	*	*	*	*	*	*	*	Adjusted EPS
		70%	75%	80%	85%	90%	95%	100%	105%	110%	115%	120%